Exhibit 4.70

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Pledge and Security Agreement, dated as of November 1, 2007, made by and between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (the “Pledgor”), for the benefit of GLITNIR BANKI HF (the “Lender”), a company incorporated in Iceland (the “Pledge and Security Agreement”). The undersigned agrees for the benefit of the Lender as follows:

1.  The undersigned will be bound by the terms of the Pledge and Security Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.  The undersigned will notify the Lender promptly in writing of the occurrence of any of the events described in the proviso in Section 5 of the Pledge and Security Agreement (without giving effect to any clause therein that would require the undersigned to determine the Lender's opinion as to any matter described therein).

3.  The terms of Section 9(b) of the Pledge and Security Agreement shall apply to it, mutatis  mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of Section 9 of the Pledge and Security Agreement.

NGP BLUE MOUNTAIN I LLC

By:	/s/ Brian D. Fairbank

Name: Brian D. Fairbank
Title: President & CEO

Address for Notices:
1755 East Plumb Lane, Suite 220 Reno, Nevada 89502
Attention: Max Walenciak
Phone: (775) 786-3399
With a copy to:
Nevada Geothermal Power Inc.
Suite 900-409 Granville Street
Vancouver, BC V6C 1T2
Canada
Attention: Brian Fairbank & Andrew Studley Phone: (604) 688-1553
Fax: (604) 688-5926